EXHIBIT 10.15

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (this “Second Amendment) is made as of July 26, 2006, by and between ARE-2425/2400/2450 GARCIA BAYSHORE, LLC, a Delaware limited liability company (“Landlord”), and MAP PHARMACEUTICALS, INC, a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated June 2, 2004, as amended by that certain First Amendment to Lease Agreement dated August 2, 2004 (as amended, the “Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of 21,316 square feet (“Original Premises”) located at 2400 Bayshore Parkway, Mountain View, California. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to among other things, expand the Original Premises by adding approximately 10,800 rentable square feet.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Expansion Premises. Commencing on August 1, 2006 (“Expansion Premises Commencement Date”), in addition to the Original Premises as described in the Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, that certain portion of the Building, consisting of approximately 10,800 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”). As of the Expansion Premises Commencement Date, the term “Premises” shall mean the Original Premises and the Expansion Premises and the term “Rentable Area of Premises” as described in the Basic Lease Provisions to the Lease shall mean approximately 32,116 rentable square feet.

2. Base Rent. Commencing on the Expansion Premises Commencement Date, Tenant shall pay Base Rent for the Premises as follows:

A. For the period commencing on the Expansion Premises Commencement Date through May 31, 2007: $53,660.44 per month for the Original Premises and $21,168.00 per month for the Expansion Premises for a total of $74,828.44 per month; and

B. For the period commencing on June 1, 2007 through the expiration of the Base Term: $55,538.56 per month for the Original Premises and $21,908.88 per month for the Expansion Premises for a total of $77,447.44 per month.

3. Tenant’s Share of Building Expenses. Commencing on of the Expansion Premises Commencement Date, the definition of “Tenant’s Share of Operating Expenses for the Building” on Page 1 of the Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses for the Building:        75.33%”

4. Condition of Premises. Except as set forth in this Second Amendment: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 of the Lease); and (ii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Expansion Premises Commencement Date when such date is established in a form of the “Acknowledgment of Expansion Premises Commencement Date” to be presented to Tenant by Landlord; provided, however, Landlord’s failure to deliver such acknowledgment and/or Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

5. Tenant Improvement Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $45,000 (the “TI Allowance”) for the construction of fixed and permanent improvements in the Expansion Premises desired by and performed by Tenant (subject to Landlord’s supervision) and which improvements shall be of a fixed and permanent nature (the “Expansion Improvements”). Tenant acknowledges that (i) Landlord’s prior written consent shall be required with respect to the Expansion Improvements (which consent shall be granted or withheld in accordance with the standards established in Section 12 of the Lease), and (ii) upon the expiration of the Term of the Lease, the Expansion Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the TI Allowance, Tenant shall be solely responsible for all of the costs of the Expansion Improvements. The Expansion Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. Landlord shall have the right to approve the contractor for the Expansion Improvements. Landlord shall not unreasonably delay its approval of such contractor. Landlord shall fund the TI Allowance upon completion of the Expansion Improvements and upon presentation to Landlord of a draw request containing unconditional lien waivers and such other documents as are customary for construction projects in the Mountain View area. Promptly following completion of the Expansion Improvements and prior to funding by Landlord, Tenant shall provide to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Expansion Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Expansion Improvements.

6. Right to Extend Term. Effective as of the Expansion Premises Commencement Date, Section 39 of the Lease is hereby deleted in its entirety and replaced with the following:

“39. Right to Extend Term.

(a) Tenant shall have 2 options (each, an “Extension Right”) to extend the Term of this Lease for additional terms of 3 to 5 years each (each, an “Extension Term”) on the same terms and conditions as this Lease (other than as to the amount of Base Rent) by giving Landlord written notice (the “Election Notice”) of its election to exercise the Extension Right and the desired length of the Extension Term at least 9 months prior, and no earlier than 12 months prior, to the expiration of the Base Term of the Lease or, if applicable, the expiration of the initial Extension Term. If Tenant fails to specify the length of the desired Extension Term in the Extension Notice, Tenant shall be deemed to have elected to extend the Term for 3 years.

Base Rent for the first and second years of the initial Extension Term shall be $77,447.44 per month. Thereafter, Base Rent shall be adjusted on each annual anniversary of the commencement of the initial Extension Term by multiplying the Base Rent payable immediately before such adjustment by 3.5% and adding the resulting amount to the Base Rent payable immediately before each adjustment.

Upon the commencement of the second Extension Term, Base Rent shall be equal to the greater of the Base Rent payable during the last year of the initial Extension Term or the then prevailing Market Rate (as defined below). Thereafter, Base Rent shall be adjusted on each annual anniversary of the commencement of the second Extension Term by multiplying the Base Rent payable immediately before such adjustment by 3.5% and adding the resulting amount to the Base Rent payable immediately before each adjustment. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant.

If, on or before the date which is 180 days prior to the expiration of the second Extension Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate, the parties shall be deemed to have elected arbitration as described in Section 39(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise an Extension Right by delivering an Extension Notice to Landlord as required pursuant to this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the applicable Extension Term.

(b) Arbitration.

(i) Within 10 days of parties deemed election to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate is not determined by the first day of the second Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the second Extension Term until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the second Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Francisco metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Francisco metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times during the Term, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

(f) Termination. The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.”

7. Miscellaneous.

(a) This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the matters addressed herein. This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b) This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c) This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

(d) Landlord and Tenant each represent and warrant that it has not dealt with any broker, agent or other person (collectively “Broker”) in connection with this Second Amendment other than Colliers Parrish. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than a payment of $10,000 to Colliers Parrish claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment. The payment to Colliers Parish shall be made by Landlord pursuant to the terms of a separate written agreement between Colliers Parrish and Landlord.

(e) Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[signatures on next page]

IN WITNESS WHEREOF, this Second Amendment to Lease has been duly executed and delivered by Landlord and Tenant as of the date first above written.

TENANT:

MAP PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Timothy S. Nelson
Its:	President and CEO

LANDLORD:

ARE-2425/2400/2450 GARCIA BAYSHORE, LLC, a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/ Jennifer Pappas
		Its:	VP